Exhibit 99.1

ANDRX CORPORATION

PRESS RELEASE: For Immediate Release

ANDRX CORPORATION REPORTS 2003 THIRD QUARTER RESULTS

      FORT LAUDERDALE, FLORIDA, October 30, 2003 — Andrx Corporation (Nasdaq: ADRX) (“Andrx” or the “Company”) today announced its financial results for the three and nine months ended September 30, 2003, summarized as follows (in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Total revenues	$255,099	$189,022	$764,654	$552,883
Income (loss) before income taxes	$19,059	$(50,897)	$52,879	$(103,312)
Net income (loss)	$11,741	$(33,084)	$32,574	$(59,905)
Net income (loss) allocated to Andrx (1)	$11,741	$(33,084)	$32,574	$(54,487)
Andrx diluted earnings (loss) per share (1)	$0.16	$(0.47)	$0.45	$(0.77)
Net loss allocated to Cybear (1)				$(5,418)
Cybear diluted loss per share (1)				$(0.80)

(1)	See Note 1 in the accompanying Unaudited Condensed Consolidated Statements of Income.

      Andrx’s Chief Executive Officer, Richard J. Lane, said: “Bioequivalent product sales during the quarter, including Cartia XT™, Taztia XT™, and over-the-counter generic Claritin-D®24, which is marketed by Perrigo, continued to be strong, and our distribution business once again achieved all-time high revenues and gross profit propelled in part by its participation in the distribution of the recently launched generic Paxil®. At the same time, as a result of new competition in the generic Prilosec® market and a decrease in the net profit percentage, our licensing revenue from generic Prilosec significantly decreased.”

      Mr. Lane continued: “Our formulations technology is a major foundation of our strategy for growth. This quarter we worked towards creating value from our formulations by entering into an exclusivity transfer agreement with Impax and Teva for our ANDAs of Wellbutrin® SR/Zyban®. We also entered into an agreement with Pfizer and Alza for all strengths of generic versions of Glucotrol® XL, resolving patent infringement litigation and enabling Andrx to receive a royalty-bearing sublicense under relevant Alza patents. Both of these alliances demonstrate our ability to provide positive, economic rewards for our Company and our stockholders through business initiatives in support of our innovative technology. Subsequent to the quarter’s close, we sold our aerosol manufacturing operations in Massachusetts and received an approvable letter for the 500 mg and 1000 mg strengths of Fortamet XT™ (sustained release metformin), our next brand product, and we settled the remaining patent litigation involving our bioequivalent version of Claritin-D 24. We continue to work on growing our business by coupling our research and development team’s formulation expertise with our sales, marketing and distribution skills.”

Revenues and Gross Profit

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(in thousands)		(in thousands)

	2003	2002	2003	2002

Distributed Products
Revenues	$168,334	$133,020	$484,457	$381,567
Gross profit	29,999	26,245	88,556	72,464
Gross margin	17.8%	19.7%	18.3%	19.0%
Andrx Products — Bioequivalent
Revenues	$62,339	$48,020	$169,020	$145,349
Gross profit (loss)	36,866	(15,917)	86,945	42,469
Gross margin (loss)	59.1%	(33.1)%	51.4%	29.2%
Andrx Products — Brand
Revenues	$12,150	$5,371	$30,580	$18,348
Gross profit	8,488	2,291	22,748	9,079
Gross margin	69.9%	42.7%	74.4%	49.5%
Andrx Products — Total
Revenues	$74,489	$53,391	$199,600	$163,697
Gross profit (loss)	45,354	(13,626)	109,693	51,548
Gross margin (loss)	60.9%	(25.5)%	55.0%	31.5%
TOTAL PRODUCT SALES
Revenues	$242,823	$186,411	$684,057	$545,264
Gross profit	75,353	12,619	198,249	124,012
Gross margin	31.0%	6.8%	29.0%	22.7%
LICENSING AND ROYALTIES
Revenues	$9,588	$193	$73,780	$409
Gross margin	100.0%	100.0%	100.0%	100.0%
OTHER
Revenues	$2,688	$2,418	$6,817	$7,210
Gross profit (loss)	(38)	(2,195)	(8,297)	(6,348)
Gross margin (loss)	(1.4)%	(90.8)%	(121.7)%	(88.0)%
TOTAL REVENUES
Revenues	$255,099	$189,022	$764,654	$552,883
Gross profit	84,903	10,617	263,732	118,073
Gross margin	33.3%	5.6%	34.5%	21.4%

      In the third quarter of 2003, distributed products generated net revenues of $168.3 million (a 26.5% increase from the third quarter of 2002) and gross profit of $30.0 million, with a gross margin of 17.8%. The third quarter of 2003 increase in distribution net revenues includes the Company’s participation in the distribution of a bioequivalent version of Paxil.

      For the 2003 third quarter, revenues from Andrx’s bioequivalent products increased by 29.8% to $62.3 million, compared to $48.0 million for the 2002 third quarter. Gross margin for bioequivalent products was 59.1% in the 2003 third quarter, as compared to a negative 33.1% for the 2002 third quarter. Gross profit for bioequivalent products for the third quarter of 2003 includes charges of $1.1 million directly to cost of goods sold relating to Andrx’s manufacturing facilities, primarily its Morrisville, North Carolina manufacturing facility, which the Company is renovating, and under utilization and inefficiencies at the Company’s Davie, Florida manufacturing facilities. The 2002 third quarter includes a charge to cost of goods sold of $41.0 million related to work-in-process, finished goods and raw materials of pre-launch inventories of the Company’s bioequivalent version of Prilosec due to an October 2002 adverse district court determination that Andrx’s bioequivalent version of Prilosec infringes valid patents owned by AstraZeneca plc.

      Revenues from Andrx’s brand products in the 2003 third quarter increased to $12.2 million, from $5.4 million in the 2002 third quarter. This increase primarily resulted from net sales of Altocor of $10.2 million, partially offset by decreases in revenues from Andrx’s other brand products. Gross margin for the 2003 quarter was 69.9% compared to 42.7% for the 2002 third quarter.

      Licensing and royalties revenues for the 2003 third quarter were $9.6 million, which includes estimated licensing revenues from Kremers Urban Development Company’s (“KUDCo”) 2003 third quarter net profits, as defined, from KUDCo’s sale of its generic version of Prilosec. Andrx’s licensing revenues from KUDCo declined in the 2003 third quarter, as compared to the prior 2003 quarters, as a result of increased competition due to the third quarter 2003 launch of two additional generic versions of Prilosec and a decrease in the net profits percentage due to Andrx.

      Other revenues of $2.7 million include revenues from the Company’s agreement with Aventis relating to Andrx’s Physicians’ Online (“POL”) web portal, which the Company is seeking to divest, and also includes $1.8 million in revenues generated from Andrx’s Massachusetts operations. The 2003 third quarter cost of goods sold related to other revenues includes a charge of $1.6 million related to under utilization and inefficiencies at Andrx’s Massachusetts facilities. As Andrx sold its Massachusetts aerosol manufacturing operations on October 9, 2003 (as previously reported), future operating results will not include similar income or charges.

      Selling, General and Administrative (“SG&A”) Expenses

      SG&A expenses of $55.1 million in the 2003 third quarter increased from $51.8 million from the 2002 third quarter, primarily resulting from an increase in the brand sales effort. The Company employed approximately 380 brand sales representatives at September 30, 2003, as compared to approximately 300 at September 30, 2002. The Company is consolidating its Mississippi brand sales operations into its Weston, Florida offices and its Ohio distribution facility, and as a result, incurred a charge of approximately $1.0 million in SG&A for the third quarter of 2003.

      Research and Development (“R&D”) Expenses

      R&D expenses were $12.7 million in the 2003 third quarter, as compared to $12.2 million for the 2002 quarter.

      Balance Sheet and Cash Flows

      As of September 30, 2003, the Company had approximately $210 million in cash, cash equivalents and investments available-for-sale, $318 million of working capital and $98 million available under the Company’s $185 million secured credit facility, which had no borrowings outstanding. Though Andrx is currently in compliance with all covenants under the credit facility, the fixed charge ratio and borrowing base limit Andrx’s borrowing availability to $98 million as of September 30, 2003. For the three months ended September 30, 2003, the Company invested approximately $6 million in the purchase of property, plant and equipment and incurred approximately $6 million of depreciation and amortization expense.

      Outlook

      Growth in distribution revenues will continue to be primarily a function of the Company’s participation in the distribution of new generic products launched by other generic manufacturers, offset by the net price declines typically associated with the distribution of existing generic products.

      Growth in revenues of bioequivalent products will primarily result from the launch of new products. The Company will be able to launch bioequivalent versions of Glucotrol XL (as further discussed below) in the fourth quarter of 2003. While the Company believes that it may be able to receive FDA approval on at least one of its oral contraceptive products before year end, current plans do not anticipate a launch of an oral contraceptive product until 2004. Andrx’s bioequivalent version of Cardizem CD continues to generate significant net sales and gross profit for the Company. Andrx’s bioequivalent OTC version of Claritin-D 24 is expected to continue to generate meaningful earnings for the Company. Additional competitors for generic versions of Cardizem CD and Tiazac may surface by mid 2004, which could significantly adversely affect net sales and gross profit of Andrx’s bioequivalent versions of Cardizem CD or Tiazac and their significant contribution to Andrx’s results of operations. Sales of Andrx’s current bioequivalent products are subject to industry market factors and conditions which historically include high levels of competition for market share and price reductions.

      On September 5, 2003, Andrx entered into settlement agreements with Pfizer, Inc. (“Pfizer”) and Alza Corporation (“Alza”) to resolve patent infringement litigation involving Andrx’s pending ANDAs for bioequivalent versions of Glucotrol XL® (extended release glipizide) 10 mg, 5 mg and 2.5 mg extended release tablets. Pursuant to this settlement, Pfizer and Alza dismissed their lawsuits against Andrx, the parties exchanged mutual releases, and Andrx received the right to either market Glucotrol XL product (or any strength thereof) supplied by Pfizer as an authorized generic and/or to manufacture and market its ANDA product(s) in exchange for a royalty, pursuant to a sublicense for relevant Alza patents. The FDA tentatively approved Andrx’s ANDA for the 10 mg strength of Glucotrol XL in August 2003. The Company’s ANDA for the 5 mg and 2.5 mg strengths of Glucotrol XL was submitted after its ANDA for the 10mg strength, which has not yet been approved. The Company notified the Federal Trade Commission of the terms of this settlement. Andrx’s Glucotrol XL ANDA product was formerly a part of the Company’s ANCIRC joint venture with Watson Pharmaceuticals, Inc. In the event Andrx commercializes its ANDA product, Watson, under certain circumstances, may be entitled to a percentage of the net sales, as therein defined, that Andrx derives from the sale of that product.

      The Company is continuing to work toward resolving the FDA, USP and litigation issues that have affected the approval and commercialization of its ANDAs for bioequivalent versions of Wellbutrin SR/Zyban. In connection with these ANDAs, in the third quarter of 2003, the United States Court of Appeals for the Federal Circuit reversed the federal district court’s decision that the Company’s ANDA products did not infringe patents belonging to Glaxo SmithKline, and remanded such litigation back to the District Court for the Southern District of Florida for further proceedings, and Andrx entered into an exclusivity transfer agreement with Impax Corporation (“Impax”) and Teva Pharmaceutical Industries Ltd. This agreement provides, among other things, that if Andrx is unable to launch its own versions of these products within a defined period of time, and Impax is able and willing to market its products, Andrx will enable Impax to launch its own products, with the parties sharing certain payments with Andrx. Should Andrx launch its own products prior to Impax launching its products, Andrx will share certain payments with Impax. Though Andrx cannot at this time predict or advise whether or when the FDA, USP and litigation involving its ANDAs will be satisfactorily resolved, and its or Impax’s products will be introduced, the Company expects that it will be able to commercialize the value of its ANDAs and that generic versions of these significant products will become available to consumers.

      Net sales of Altocor were $10.2 million for the 2003 third quarter ($21.1 million for the nine months ended September 30, 2003).

      Andrx’s licensing revenue from KUDCo has decreased significantly from prior quarters. This decrease results from increased competition as a result of the third quarter 2003 launch of two additional generic versions of Prilosec and the decrease in the net profits percentage due to Andrx (from 15% to 9% on June 9, 2003). Additional competitors may enter the Prilosec marketplace before the end of 2003. The amount of licensing revenue derived by Andrx from KUDCo is dependent on a number of factors, including, among others, the applicable licensing rate, KUDCo’s profits derived from its sale of its generic Prilosec, the outcome of the various litigations involving generic Prilosec, the number of competitors in the Prilosec marketplace, pricing, an over-the-counter version of Prilosec and other market share pressures and other factors outside of Andrx’s control. The Andrx licensing rate on KUDCo’s profits will further reduce from 9% to 6.25% on the earlier of June 2004 or an appellate court decision, as defined in the agreement.

      Andrx is renovating its manufacturing facility in Morrisville, North Carolina so that certain operations can commence at that facility in early 2005. The Company is continuing to pursue measures to improve its manufacturing operations and increase its manufacturing efficiencies and capacities at its Davie, Florida manufacturing facilities. Until all of its efforts come to fruition, Andrx will continue to incur charges directly to cost of goods sold related primarily to its North Carolina facilities, and under utilization and inefficiencies at its Davie, Florida facilities. The Company may also incur additional charges directly to cost of goods sold in the manufacture of its currently marketed products and product commercialization activities. The Company’s Davie, Florida facilities will continue to manufacture all of the Company’s commercialized products until its North Carolina facilities are operational, as the Company has modified its plans with respect to the use of its Weston, Florida facility, and will now use such facility for R&D and other non-commercial manufacturing operations. This allows centralization of the Company’s formulations research and development, while dedicating its Davie facilities primarily to manufacturing and related activities.

      Through October 30, 2003, the Company submitted seven ANDAs to the FDA. The Company recently received an approvable letter for the 500 mg and 1000 mg strengths of Fortamet XT (sustained release metformin), Andrx’s second internally developed brand product. This Fortamet product is specifically indicated for use as a once-a-day therapy to lower blood glucose. Andrx anticipates that R&D expenses for 2003 will be approximately $50 million.

      The Company is continuing to, among other things, pursue business development opportunities including leveraging or otherwise optimizing the Company’s brand sales force.

      Major factors affecting the Company’s operating results include net sales of its generic versions of Cardizem CD, and, to a lesser extent, Tiazac, Claritin-D 24, Dilacor XR® and Glucophage®, net sales of its Altocor brand product and KUDCo licensing revenue. Future operating results will also be affected by future product introductions, the value and timing of which are dependent on a number of factors including successful scale-up, final FDA marketing approval, satisfactory resolution of patent and antitrust litigation, manufacturing capabilities and capacities, competition and the other factors described in Andrx’s SEC filings.

      The Company expects to make approximately $50 million in capital expenditures for the year 2003, which it intends to pay for with net cash provided by operating activities.

      Webcast

      Investors will have the opportunity to listen to management’s discussion of this release in a conference call to be held on October 30, 2003 at 8:00 AM Eastern Time. This call is being webcast and can be accessed at Andrx’s website http://www.andrx.com. The webcast will be available for replay.

      About Andrx Corporation

      Andrx Corporation develops and commercializes: bioequivalent versions of controlled-release brand name pharmaceuticals using its proprietary drug delivery technologies; bioequivalent versions of specialty, niche and immediate-release pharmaceutical products, including oral contraceptives; and brand name or proprietary controlled-release formulations of existing immediate-release or controlled-release drugs where it believes the application of Andrx’s drug delivery technologies may improve the efficacy or other characteristics of those products. Andrx’s distribution operations purchase primarily generic pharmaceuticals manufactured by third parties and sells them primarily to independent pharmacies, pharmacy chains, pharmacy buying groups and, to a lesser extent, physicians’ offices.

      Forward Looking Statements

      Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein or which are otherwise made by or on behalf of the Company that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “ plan,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including but not limited to, the Company’s dependence on a relatively small number of products; licensing revenues; the timing and outcome of patent, antitrust and other litigation and future product launches; whether the Company will be awarded any market exclusivity period and, if so, the precise dates thereof; government regulation generally; competition; manufacturing capacities and output; the Company’s ability to develop and successfully commercialize new products; the loss of revenues from existing products; development and marketing expenses that may not result in commercially successful products; Andrx’s inability to obtain, or the high cost of obtaining, licenses for third party technologies; commercial obstacles to the successful introduction of brand products generally; exclusion of Andrx’s brand products from formularies; the consolidation or loss of customers; Andrx’s relationship to our suppliers; the success of Andrx’s joint ventures; difficulties in integrating, and potentially significant charges associated with, acquisitions of technologies, products and businesses; the inability to obtain sufficient supplies from key suppliers; the impact of returns, allowances and chargebacks; product liability claims; rising costs and limited availability of product liability and other insurance; the loss of key personnel; failure to comply with environmental laws; and the absence of certainty regarding the receipt of required regulatory approvals or the timing or terms of such approvals. Andrx Corporation is also subject to other risks detailed herein or detailed from time to time in its filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and Forms 10-Q for the quarters ended March 31, 2003 and June 30, 2003. Andrx disclaims any responsibility to update the statements contained herein.

      This release and additional information about Andrx Corporation is also available on the Internet at: http://www.andrx.com.

Contact:

Angelo C. Malahias Executive Vice President and Chief Financial Officer Andrx Corporation Phone: 954-217-4500

ANDRX CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Revenues
Distributed products	$168,334	$133,020	$484,457	$381,567
Andrx products	74,489	53,391	199,600	163,697
Licensing and royalties	9,588	193	73,780	409
Other	2,688	2,418	6,817	7,210

Total revenues	255,099	189,022	764,654	552,883

Operating expenses
Cost of goods sold	170,196	178,405	500,922	434,810
Selling, general and administrative	55,055	51,751	168,747	139,495
Research and development	12,729	12,195	38,553	33,537
Litigation settlements and other charges	—	—	7,500	60,000

Total operating expenses	237,980	242,351	715,722	667,842

Income (loss) from operations	17,119	(53,329)	48,932	(114,959)
Other income, net	1,940	2,432	3,947	11,647

Income (loss) before income taxes	19,059	(50,897)	52,879	(103,312)
Income tax provision (benefit)	7,318	(17,813)	20,305	(43,407)

Net income (loss)	$11,741	$(33,084)	$32,574	$(59,905)

EARNINGS (LOSS) PER SHARE

ANDRX COMMON STOCK (1):
Net income (loss) allocated to Andrx (includes Cybear subsequent to the May 17, 2002 Conversion)	$11,741	$(33,084)	$32,574	$(53,961)
Premium on conversion of Cybear common stock	—	—	—	(526)

Total net income (loss) allocated to Andrx	$11,741	$(33,084)	$32,574	$(54,487)

Net income (loss) per share of Andrx common stock:
Basic	$0.16	$(0.47)	$0.45	$(0.77)

Diluted	$0.16	$(0.47)	$0.45	$(0.77)

Weighted average shares of Andrx common stock outstanding:
Basic	71,981,000	70,921,000	71,820,000	70,725,000

Diluted	72,839,000	70,921,000	72,517,000	70,725,000

CYBEAR COMMON STOCK (1):
Net loss allocated to Cybear Group (through the May 17, 2002 conversion)				$(5,944)
Premium on conversion of Cybear common stock				526

Total net loss allocated to Cybear				$(5,418)

Basic and diluted net loss per share of Cybear common stock				$(0.80)

Basic and diluted weighted average shares of Cybear common stock outstanding				6,743,000

(1)	Effective May 17, 2002, all outstanding shares of Cybear common stock were converted into Andrx common stock. For periods subsequent to the conversion, Andrx Corporation will only report per share results for Andrx common stock which includes all of the former Cybear’s operating results from the effective date of the conversion and will no longer report separate per share results for the former Cybear common stock.

ANDRX CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2003	2002

Assets

Cash, cash equivalents and investments available-for-sale	$210,345	$97,394
Accounts receivable, net	112,906	130,044
Inventories, net	170,678	147,967
Income taxes receivable	—	33,710
Deferred income tax assets, net	50,240	68,148
Other current assets	28,479	12,371

Total current assets	572,648	489,634
Property, plant and equipment, net	241,671	233,828
Goodwill, intangibles and other assets, net	59,301	66,017

Total assets	$873,620	$789,479

Liabilities and Stockholders’ Equity
Current liabilities	$254,516	$208,058
Non-current liabilities	15,454	15,714

Total liabilities	269,970	223,772

Commitments and contingencies

Total stockholders’ equity	603,650	565,707

Total liabilities and stockholders’ equity	$873,620	$789,479